UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2012

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 3, 2012 the Company entered into an asset purchase agreement, as amended on March 5, 2012, with Florida Dive Industries, Inc. (“FDI”), a dive store retailer. Under the agreement the Company acquired certain diving and related inventory and assumed a commercial lease obligation for a retail dive store located in Palm Beach County, Florida. The lease obligation commences on April 1, 2012. The lease is automatically renewable on an annual basis through May 31, 2014, with 90 days written notice assuming the leasee is in compliance with all terms of the lease. The lease amount is base rental plus an allocated amount of common areas maintenance (‘CAM”). The current monthly rental including CAM, is approximately $3,200.

The Company intends to commence operations at the dive store location by the end of the second calendar quarter 2012 under the “Brownie’s Adventure Center” brand. Under the terms of the agreement, the Company agreed to pay FDI cash payments on a monthly basis through May 2013 of up to a total of $22,500. In addition, the Company shall issue FDI 2,200,000 shares of restricted common stock of the Company.  The fair market value of the shares on March 5, 2012, was $59,400, or $.027 per share.   Both the restricted stock and the monthly payments due FDI shall be maintained in an escrow account for six months as a purchase price holdback for contingent liabilities not otherwise settled by FDI. If such items including rent and any building or zoning code violations have not been paid by FDI during this period, the Company will settle said liabilities with the purchase price holdback.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: March 13, 2012	By:	/s/ Robert Carmichael
Robert Carmichael Chief Executive Officer